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                             SUTTON  LAWRENCE  LLP


Garrett Sutton (1)                                     Richard Lawrence (2)

                                                       One Utah Center
4745 Caughlin Parkway, Ste. 200                        201 South Main, Ste. 900
Reno, Nevada  89509                                    Salt Lake City, UT  84111

Tel: (775) 824-0300                                    Tel: (801) 355 6200
Fax: (775) 824-0105                                    Fax: (801) 292 0687
gsutton@sutlaw.com                                     rlawrence@sutlaw.com
------------------                                     --------------------

(1) Also licensed in California                        (2) Also licensed in
                                                       Illinois and Oklahoma


                                    September 25, 2002



The Board of Directors
Turbodyne Technologies, Inc.
6155 Carpinteria Avenue
Carpinteria, CA 93013

     Re:  Turbodyne Technologies, Inc. - 2002 Stock Option Plan
          -----------------------------------------------------

Dear Sirs:

     We have acted as counsel for Turbodyne Technologies, Inc., a Nevada corporation (the "Company") in connection with the preparation of a registration statement on Form S-8 (the "Registration Statement') filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of up to 6,000,000 shares of the Company's common stock (the "Shares") reserved for issuance through the 2002 Stock Option Plan (the "Plan"). This opinion is being furnished pursuant to Item 601(b)(5) of Regulation S-B under the Act.

     In rendering the opinion set out below, we have reviewed (a) the Registration Statement and the exhibits thereto; (b) the Company's Restated Articles of Incorporation; (c) the Company's Bylaws, as amended and currently in effect; (d) certain records of the Company's corporate proceedings as reflected in its minute books, including resolutions of the Board of Directors approving the Plan; (e) the Plan; and (f) such statutes, records and other documents as we have deemed relevant. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof. In addition, we have made such other examinations of law and fact, as we have deemed relevant in order to form a basis for the opinion hereinafter expressed. This opinion is based on and limited to the laws of the State of Nevada.

     Based upon the foregoing, it is our opinion that, when issued and sold in the manner referred to in the Plan and pursuant to the agreements that are entered into in accordance with the terms and subject to the conditions of the Plan, the Shares will be duly authorized, legally and validly issued, fully paid and non-assessable shares of the Company's common stock.


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                                                    Turbodyne Technologies, Inc.
SUTTON LAWRENCE LLP                                           September 25, 2002
                                                                     Page 2 of 2



     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and in any amendment thereto.

                                        Very truly yours,


                                        /s/ Sutton Lawrence LLP

                                        SUTTON LAWRENCE LLP
                                        Licensed to Practice Law
                                        in the State of Nevada